UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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THESTREET, INC.
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May 22, 2015

Dear Fellow Stockholder,

TheStreet maintains an active and engaged dialogue with all stockholders and welcomes constructive input aimed at our common goal of enhancing stockholder value. TheStreet’s Board of Directors and management team continually receive input from stockholders which they consider when assessing the Company’s governance and operations.

With this in mind, and ahead of next month’s Annual Meeting of Stockholders, we wish to clarify how we have engaged with Cannell Capital LLC regarding the composition of our Board. In his letter to stockholders on May 18, 2015, Mr. Carlo Cannell says that TheStreet’s Board would benefit from adding new membership and suggests that the Board has resisted his attempts to do so.

Our own review process, conducted in connection with our annual Board evaluation process at the beginning of this year, determined that TheStreet would benefit from an additional independent director, as some of our largest stockholders have also suggested. To this effect, we intend to appoint Mr. Stephen Zacharias to our Board after our Annual Meeting. We believe that Mr. Zacharias will be a tremendous asset to our Company based on his previous public company experience, financial expertise, and M&A experience. Please review the additional information about Steve located at the end of this letter.

As one of our largest stockholders, Mr. Cannell’s views carry enormous weight with our directors and management. We have gone to great lengths to accommodate his participation in our regularly scheduled formal Board review process which had started well before he provided us with any potential nominees.

Unfortunately, Mr. Cannell’s May 18th letter contains many inaccuracies and we believe it is necessary to set the record straight on the true nature of our discussions with Mr. Cannell over the past several months.

•	Mr. Cannell proposed potential directors for our Board but has done so in a manner that was unconventional at best. He notified us on February 4, 2015 through a letter stating that he would like to offer the Board the opportunity to select one of three candidates he would propose. We immediately responded to Mr. Cannell and requested additional information on his potential candidates. On February 12, 2015, the Chair of our Nominating and Corporate Governance Committee, Sarah Fay, followed up with Mr. Cannell again to request that he provide the Committee with background information on his potential candidates so that the Committee could evaluate their qualifications for possible service on our Board. We heard no response from Mr. Cannell and he failed to respond to several follow up requests. Finally, on March 3, 2015, Mr. Cannell contacted us on his cell phone while driving and provided the names of five potential director candidates—without any additional context or background—and suggested the Company choose two of them. TheStreet’s management team turned to Internet searches for more detail on the suggested candidates and reached out to Mr. Cannell’s lawyers for additional biographical information and their contact information.

•	After TheStreet’s Nominating and Corporate Governance Committee interviewed two of Mr. Cannell’s initial five candidates, Mr. Cannell submitted a formal notice to the Company that he intended to nominate yet a different person. Although the notice did not comply with our advance notice provisions, the Nominating and Corporate Governance Committee conducted interviews with this additional candidate. On March 18, 2015 the Company notified Mr. Cannell that, although it had carefully considered his nominees, the Committee determined that Jim Cramer and Mark Walsh remained the best choices to serve on our Board.

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•	On April 16, 2016, our CFO met with Mr. Cannell in New York City to further discuss his views about the Company.

•	On April 18, 2015, Mr. Cannell publicly disclosed that he intended to vote against all of the Company’s proposals for the 2015 Annual Meeting and neglected to disclose that he had been engaged in an ongoing dialogue with the Company about the Board and our plans for the past several months. Notwithstanding his inconsistent and combative disclosures, the Company continued to engage in a dialogue with Mr. Cannell about his views for the Company, his interests in remaining a stockholder, and related matters. On April 23, 2015, Mr. Cannell indicated a willingness to meet with Steve Zacharias, an independent director that the Nominating and Corporate Governance Committee had interviewed in March, and the Company duly facilitated this introduction.

•	On April 24, 2015, as the Company was finalizing its proxy statement for the 2015 Annual Meeting, Mr. Cannell through a letter proposed a settlement with the Company and identified three additional director candidates—notwithstanding his agreement to meet with Mr. Zacharias. The Company continued to engage in good faith discussions with Mr. Cannell about these matters.

•	Mr. Cannell, a professional investor, failed to mention that he did not comply with the advance notice procedures contained in our bylaws for director nominations for all of his candidates and hoped we could bend the rules for him, even after we mailed our proxy statement. Of course, we cannot bend the rules just for Mr. Cannell.

•	Mr. Cannell has not offered alternative director candidates that your Board believes have the experience and expertise required to serve our Company. Notably, his nominees included a senior executive from one of TheStreet’s largest competitors.

•	Mr. Cannell has indicated his support of Mr. Zacharias as a qualified candidate and, obviously, we never rejected Mr. Zacharias as we intend to appoint him to our Board next month.

•	We rejected Mr. Cannell’s purported settlement agreement, in part, because he requested the Company reimburse his expenses but, at the same time, was unwilling to support the Company’s nominees or refrain from a proxy campaign that unnecessarily takes away our management’s time and attention from focusing on our business.

•	So—clearly and contrary—to Mr. Cannell’s assertions that the Company has taken no action since he amended his SEC filings in December 2014 to engage in a constructive dialogue with him about his views for the Company and additions to the Company’s Board, we have held extensive discussions with him, our Nominating and Corporate Governance Committee interviewed several of his director candidates, and he met Steve Zacharias, whom the Board believes will be an exceptional addition to the Board in June.

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WE ASK YOU TO CONSIDER THESE FACTS AND THEIR LONG TERM IMPLICATIONS FOR THE COMPANY AHEAD OF YOUR VOTE AT OUR ANNUAL MEETING OF STOCKHOLDERS ON JUNE 11, 2015.

Your Board remains committed to serving the interests of all stockholders, and we urge you to vote in favor of our proposals, including the election of Messrs. Cramer and Walsh.

Finally, we would like to remind you of the terrific progress the Company has made in transforming itself into a leading digital media company. Our financial position is strong, with a significant cash position and a dividend program in place. Our transformation into a subscription business provides visibility, consistency, and cash generation, as we look to accelerate our success this year.

If you have any questions or need assistance voting or accessing TheStreet’s proxy materials, please contact Morrow & Co., LLC, which is assisting TheStreet, at 1-800-662-5400 or TST@morrowco.com.

On behalf of your Board of Directors, we thank you for your continued support of TheStreet.

Sincerely,

/s/ Elisabeth DeMarse	/s/ Sarah Fay
Elisabeth DeMarse	Sarah Fay
Chairman, President, and Chief Executive Officer	Director, Chair of the Nominating and Corporate Governance Committee

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APPENDIX

Stephen R. Zacharias

Managing Partner/Founder – Transact Capital Partners

Steve is currently the founder and managing partner of Transact Capital Partners, LLC (TCP) a financial advisory firm, based in Richmond, Virginia—providing sale, merger, and acquisition services to small to mid-market privately-owned businesses. TCP is the parent company of Transact Capital Securities, LLC, an investment banking firm and member of FINRA and SIPC. Steve has over 40 years of finance-related experience in leadership positions among public and private business.

As a certified public accountant in the 1970s, Steve was employed by Ernst & Young. He later served as an audit director of a Fortune 1000 company and performed operational audits, acquisition, and due diligence reviews for its manufacturing, publishing, and communications divisions throughout the 1980s.

During the 1990s Steve served as corporate treasurer of Media General, Inc. where his responsibilities included debt and treasury operations, corporate budgeting, executive compensation development and administration, strategic planning, and M&A activities. During this period he led the corporate valuation and due diligence teams in acquiring over a dozen media and related enterprises totaling well over $1 billion, along with investments in interactive media start-ups. He structured several private placements and bank credit facilities to support this rapid growth and led major re-engineering and process improvement initiatives to improve cash flows.

In 2001 Steve set up private practice, which later grew into Transact Capital Partners, to assist early-stage and small companies in financial advisory services, including acquisitions, fund-raisings and, strategy formulation. Since that time Steve has successfully negotiated and completed numerous sale transactions, private equity fund raisings, acquisition searches, and debt placements. In 2011, Transact Capital Partners acquired an investment bank to handle security transactions, re-naming it Transact Capital Securities. Steve, together with several of his colleagues at Transact Capital, holds numerous FINRA registrations for this purpose.

Steve served on the board director for Hoovers, Inc., a publicly-traded business information company from 1997 to 2003. As a director, he assisted the company in launching a successful IPO in 1999, served on the finance, nomination, and CEO search committees and chaired the audit committee during that period. In this capacity, he and the board worked with S. G. Cowan in 2002 to solicit acquisition bids for the company and successfully sold Hoovers to Dun & Bradstreet for over $100 million in March 2003.

He holds a B.S. degree from the University of Virginia with concentrations in accounting and finance.